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                                                                  EXHIBIT 99.B-2

EXHIBIT B-2

                       FORM OF UTILITY SERVICE AGREEMENT

       This Service Agreement (this "Agreement") is entered into as of the ___ day of _______, by and between [insert name of subsidiary], a __________________ Corporation (the "Company") and LG&E Energy Services, Inc., a Kentucky corporation ("LG&E Services").

       WHEREAS, LG&E Services is a direct or indirect wholly owned subsidiary of LG&E Energy Corp.;

       WHEREAS, LG&E Services has been formed for the purpose of providing administrative, management and other services to subsidiaries and affiliates of LG&E Energy Corp.; and

       WHEREAS, the Company believes that it is in the interest of the Company to provide for an arrangement whereby the Company may, from time to time and at the option of the Company, agree to purchase such administrative, management and other services from LG&E Services;

       NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. SERVICES. LG&E Services supplies, or will supply, certain administrative, management or other services to Company similar to those supplied to other subsidiaries or affiliates of LG&E Energy Corp. Such services are and will be provided to the Company only at the request of the Company. Exhibit A hereto lists and describes all of the services that are available from LG&E Services.

2. PERSONNEL. LG&E Services provides and will provide such services by utilizing the services of their executives, accountants, financial advisers, technical advisers, attorneys and other persons with the necessary qualifications.

       If necessary, LG&E Services, after consultation with the Company, may also arrange for the services of nonaffiliated experts, consultants and attorneys in connection with the performance of any of the services supplied under this Agreement.

3. COMPENSATION AND ALLOCATION. As and to the extent required by law, LG&E Services provides and will provide such services at fully allocated cost. Exhibit A hereof contains rules for determining and allocating such costs.

4. COMPLIANCE. All contracts, agreements, or arrangements of any kind, hereafter required to be filed with and/or approved by the Securities and Exchange Commission ("SEC")
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    pursuant to the Public Utility Holding Company Act of 1935, as subsequently amended, between Louisville Gas and Electric Company or Kentucky Utilities Company, and any affiliate, associate, holding, mutual service or subsidiary company, within the same holding company system, as these terms are defined in 15 U.S.C. (S)79b as it presently exists or as subsequently amended, shall contain and be conditioned upon the following without modification or alteration:

       Louisville Gas and Electric Company ("LG&E") and Kentucky Utilities Company ("KU") will not seek to overturn, reverse, set aside, change or enjoin, whether through appeal or the initiation or maintenance of any action in any forum, a decision or order of the Kentucky Public Service Commission, or the Virginia State Corporation Commission which pertain to recovery, disallowance, allowance, deferral or ratemaking treatment of any expense, charge, cost or allocation incurred or accrued by LG&E or KU in or as a result of a contract, agreement, arrangement, or transaction with any affiliate, associate, holding, mutual service or subsidiary company on the basis that such expense, charge, cost or allocation: (1) has itself been filed with or approved by the SEC or (2) was incurred pursuant to a contract, agreement, or allocation method which was filed with or approved by the SEC.

5. TERMINATION AND MODIFICATION. The Company may terminate this Agreement by providing 60 days written notice of such termination to LG&E Services. LG&E Services may terminate this Agreement by providing 60 days written notice of such termination to the Company.

       This Agreement is subject to termination or modification at any time to the extent its performance may conflict with the provisions of the Public Utility Holding Company Act of 1935, as amended, or with any rule, regulation or order of the Securities and Exchange Commission adopted before or after the making of this Agreement. This Agreement shall be subject to the approval of any state commission or other state regulatory body whose approval is, by the laws of said state, a legal prerequisite to the execution and delivery or the performance of this Agreement.

6. SERVICE REQUESTS. The Company and LG&E Services will prepare a Service Request on or before ________________ of each year listing services to be provided to the Company by LG&E Services and any special arrangements related to the provision of such services for the coming year, based on services provided during the past year. The Company and LG&E Services may supplement the Service Request during the year to reflect any additional or special services that the Company wishes to obtain from LG&E Services, and the arrangements relating thereto.

7. BILLING AND PAYMENT. Unless otherwise set forth in a Service Request, payment for services provided by LG&E Services shall be by making remittance of the amount billed or by making appropriate accounting entries on the books of the Company and LG&E Services. Billing will be made on a monthly basis, with the bill to be rendered by the 25/th/ of the month,
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    and remittance or accounting entries completed within 30 days of billing.
    Any amount remaining unpaid after 30 days following receipt of the bill shall bear interest thereon from the date of the bill at annual rate of A1/P1 30-day Commercial Paper.

8. NOTICE. Where written notice is required by this Agreement, all notices, consents, certificates, or other communications hereunder shall be in writing and shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

       1.  To the Company:

           ______________________________

           ______________________________

       2.  To LG&E Energy Services, Inc.:

           ______________________________

           ______________________________

9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky, without regard to their conflict of laws provisions.

10. MODIFICATION. No amendment, change or modification of this Agreement shall be valid, unless made in writing and signed by all parties hereto.

11. ENTIRE AGREEMENT. This Agreement, together with its exhibits, constitutes the entire understanding and agreement of the parties with respect to its subject matter, and effective upon the execution of this Agreement by the respective parties hereof and thereto, any and all prior agreements, understandings or representations with respect to this subject matter are hereby terminated and canceled in their entirety and are of no further force and effect.

12. WAIVER. No waiver by any party hereto of a breach of any provision of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same of the same or any other provision hereof.

13. ASSIGNMENT. This Agreement shall inure to the benefit and shall be binding upon the parties and their respective successors and assigns. No assignment of this Agreement or any party's rights, interests or obligations hereunder may be made without the other party's consent, which shall not be unreasonably withheld, delayed or conditioned.
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14. SEVERABILITY. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of this _____ day of _____.

                                             LG&E Energy Services, Inc.


                                             By:________________________________
                                                Name:
                                                Title:

                                             [Subsidiary]

                                             By:________________________________
                                                Name:
                                                Title:
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                                   Exhibit A

                Description of Services and Allocation Factors
                -----------------------------------------------

Cost Assignment

LG&E Services' costs accumulated for each activity, project, program, or work order will be directly assigned, distributed or allocated as follows:

     (i) Costs accumulated in an activity, project, program or work order for services specifically performed for a single Client Entity will be directly assigned and charged to such entity.

     (ii) Costs accumulated in an activity, project, program or work order for services specifically performed for two or more Client Entities will be distributed among and charged to such Client Entities using methods determined on a case-by-case basis consistent with the nature of the work performed and based on one of the allocation methods described below.

     (iii) Costs accumulated in an activity, project, program or work order for services of a general nature which are applicable to all Client Entities or to a class or classes of Client Entities will be allocated among and charged to such Client Entities by application of one or more of the allocation methods described below.

Allocation Methods

     The following methods will be applied, as indicated in the Description of Services section that follows, to allocate costs for services of a general nature.

              1. Information Systems Chargeback Rates - Rates for services,
                 ------------------------------------
                 including but not limited to software, consulting, mainframe and personal computer services, are based on the costs of labor, materials and information services overheads related to the provision of each service. Such rates are applied based on the specific equipment employed and the measured usage of services by Client Entities. These rates will be determined annually based on actual experience and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

              2. Number of Customers Ratio - A ratio based on the number of
                 -------------------------
                 customers. This ratio will be determined annually based on the actual number of customers at the end of the previous calendar year and may
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                   be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

               3.  Payroll Ratio - Based on the sum of the payroll at the end of
                   -------------
                   each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an operating company or an affected affiliate company and the denominator of which is for all operating companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

               4.  Three-Factor Formula - This formula will be determined
                   --------------------
                   annually based on the average of gross property (original cost of plant in service, excluding depreciation), payroll charges (salaries and wages, including overtime, shift premium and holiday pay, but not including pension, benefit and company-paid payroll taxes) and gross revenues during the previous calendar year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

               5.  Telecommunications Chargeback Rates - Rates for use of
                   -----------------------------------
                   telecommunications services other than those encompassed by Information Systems Chargeback Rates are based on the costs of labor, materials, outside services and telecommunications overheads. Such rates are applied based on the specific equipment employment and the measured usage of services by Client Entities. These rates will be determined annually based on actual experience and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

               6.  Gas Sales Ratio - A ratio based on the actual number of Mcf
                   ---------------
                   of natural gas sold by the applicable gas distribution or marketing operations. This ratio will be determined annually based on actual results of operations for the previous calendar year and may be adjusted for any known and reasonably quantifiable events, or at such time, based on results of operations for a subsequent twelve-month period, as may be required due to significant changes.

               7.  Transmission Construction Expenditures Ratio - A ratio based
                   --------------------------------------------
                   on transmission construction or capital expenditures, net of reimbursements, for the immediately preceding twelve consecutive calendar months. The numerator is equal to such expenditures for a specific Client Entity and the denominator is equal to such
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                   expenditures for all applicable Client Entities. This ratio will be determined annually, or at such time as may be required due to a significant change.

               8.  Distribution Construction Expenditures Ratio - A ratio based
                   --------------------------------------------
                   on distribution construction or capital expenditures, net of reimbursements, for the immediately preceding twelve consecutive calendar months. The numerator is equal to such expenditures for a specific Client Entity and the denominator is equal to such expenditures for all applicable Client Entities. This ratio will be determined annually, or at such time as may be required due to a significant change.

               9.  Substation Construction Expenditures Ratio - A ratio based on
                   ------------------------------------------
                   substation construction or capital expenditures, net of reimbursements, for the immediately preceding twelve consecutive calendar months. The numerator is equal to such expenditures for a specific Client Entity and the denominator is equal to such expenditures for all applicable Client Entities. This ratio will be determined annually, or at such time as may be required due to a significant change.

               10. Electric MWh Generation Ratio - A ratio based on the sum of
                   -----------------------------
                   electric MWh generated during each month for the immediately preceding twelve consecutive calendar months. The numerator is equal to the electric MWh generated by a specific Client Entity and the denominator is equal to all electric MWh generated by all applicable Client Entities. This ratio will be determined annually, or at such time as may be required due to significant changes.

               11. Electric Sales Ratio - Based on firm kilowatt-hour electric
                   -----------------------------------------------------------
                   sales for the immediately preceding twelve consecutive
                   -------------------------
                   calendar months, the numerator of which is for an operating company or an affiliate and the denominator of which is for all operating companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

               12. Transportation Ratio - Based on the actual usage of vehicles
                   ------------------------------------------------------------
                   in the fleet for the immediately preceding twelve consecutive
                   --------------------------------
                   calendar months, the numerator of which is for an operating company or an affiliate and the denominator of which is for all operating companies
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                    and affected affiliate companies. This ratio will be
                    determined annually, or at such time as may be required due to a significant change.

Description of Services

     A description of each of the services performed by LG&E Energy Services, Inc., which may be modified from time to time, is presented below. As discussed above, where identifiable, costs will be directly assigned or distributed to Client Entities. For costs accumulated in an activity, project, program or work order which are for services of a general nature that cannot be directly assigned or distributed, the method or methods of allocation are also set forth. Substitution or changes may be made in the methods of allocation hereinafter specified, as may be appropriate, and will be provided to state regulatory agencies and to each affected Client Entity.

     1. Information Systems Services - Provides electronic data processing services. Costs of a general nature are allocated using the Information Systems Chargeback Rates.

     2. Customer Services - Provides billing, mailing, remittance processing, call center and customer communication services for customers. Costs of a general nature are allocated using the Number of Customers Ratio.

     3. Marketing and Sales - Establishes strategies, provides oversight for marketing, sales and branding of utility and related services, conducts marketing and sales programs, and economic development. Costs of a general nature are allocated using the Number of Customers Ratio.

     4. Employee Services - Includes Human Resources which establishes and administers policies and oversees compliance with regulations in the areas of employment, compensation and benefits, processes payroll and administers corporate training. Also includes employee communications, facilities management and mail services. Costs of a general nature are allocated using the Payroll Ratio.

     5. Corporate Compliance - Oversees compliance with all laws, regulations and policies applicable to all of LG&E Energy Corp.'s businesses and directs compliance training. Costs of general nature are allocated using the Payroll Ratio.

     6. Purchasing - Provides procurement services. Costs of a general nature are allocated using the Three-Factor Formula.

     7. Financial Services - Provides treasury, accounting, tax, financial planning, regulatory and auditing services. Costs of a general nature are allocated using the Three-Factor Formula.

     8. Risk Management - Provides insurance, claims, security, and safety services. Costs of a general nature allocated using the Three-Factor Formula.
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     9.   Public Affairs - Maintains relationships with government policy makers, conducts lobbying activities and provides community relations functions. Costs of a general nature are allocated using the Three-Factor Formula.

     10. Legal Services - Provides various legal services and general legal oversight; handles claims. Costs of a general nature are allocated using the Three-Factor Formula.

     11. Investor Relations - Maintains relationships with the financial community and provides shareholder services. Costs of a general nature are allocated using the Three-Factor Formula.

     12. Telecommunications - Provides telecommunications services, primarily the use of telephone equipment. Costs are allocated using the Telecommunications Chargeback Rates.

     13. Gas Supply and Capacity Management - Provides gas supply and capacity management services. Costs of a general nature are allocated using the Gas Sales Ratio.

     14. Transmission, Substation Construction, Maintenance & Operations - Provides management services for transmission and substation construction, maintenance and operations areas. Costs of a general nature are allocated using the Transmission Construction Expenditures Ratio.

     15. Meter Reading, Repair and Maintenance - Provides services related to meter reading and the repair and maintenance of meters. Costs of a general nature are allocated using the Number of Customers Ratio.

     16. Design Engineering - Designs and monitors construction of electric transmission and distribution lines and substations. Costs of a general nature are allocated using the Transmission Construction Expenditures Ratio or the Distribution Construction Expenditures Ratio, whichever is appropriate.

     17. Substation Engineering and Support - Provides management support services to the Substation Engineering and Support organizations of the Operating Companies. Costs of a general nature are allocated using the Substation Construction Expenditures Ratio.

     18. Resource Acquisition and Analysis - Procures coal, natural gas and oil for the generation facilities of Client Entities. Also ensures compliance with price and quality provisions of fuel contracts and arranges for transportation of fuel to the desired location, and completes analyses as required on all fuel used for generation. Costs of a general nature are allocated using the Electric MWh Generation Ratio.

     19. Purchased Power and Electric Trading - Purchases power and provides electric trading services to the operating companies electric generation systems and all other trading functions. Costs of a general nature are allocated using the Electric Sales Ratio.
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     20.  Strategic Planning - Develops corporate strategies and business plans.
Costs of a general nature are allocated using the Three-Factor Formula.

     21. Executive - Provides executive and general administrative services. Costs of a general nature are allocated using the Three-Factor Formula.

     22. Environmental Affairs - Performs analyses and advocacy of regulatory and legislative issues in the areas of environment. Communicates final regulatory requirements to operating groups. Provides assistance, support and compliance review in meeting those requirements. Oversees hazardous substance site investigations and remediation activities. Costs of a general nature are allocated using the Three-Factor Formula.

     23. Energy Supply - Coordinates the use of the generating, transmission and interconnection facilities to provide economical and reliable energy. Costs of a general nature are allocated using the Electric MWh Generation Ratio.

     24. Transportation - Operates transportation fleet for the operating companies and affiliates. Provides engineering, support, mechanical servicing of vehicles, and procurement of vehicles. Costs of a general nature are allocated using the Transportation Ratio.

     25. Media Relations - Performs all media relations with local and national media organizations according to established policies and procedures. Costs of a general nature are allocated using the Three Factor Formula.
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FORM OF INITIAL SERVICE REQUEST

     The undersigned request all of the services listed in Exhibit A from LG&E Energy Services, Inc., except for _______________________________. The services requested hereunder shall commence on _________________________ and be provided through ______________________.

                                        [Subsidiary]

                                        By:_____________________________________
                                           Name:
                                           Title: